Exhibit (j) under form N-1A
                                              Exhibit 23 under Item 601/Reg. S-K





INDEPENDENT AUDITORS' CONSENT




We consent to the use in this Post-Effective Amendment No. 33 to Registration Statement No. 33-50773 on Form N-1A of our reports dated November 17, 2003 relating to the financial statements of Federated Total Return Series, Inc. (comprised of the following funds: Federated UltraShort Bond Fund, Federated Mortgage Fund, and Federated Limited Duration Fund) for the year ended September 30, 2003, and to the reference to us under the heading "Financial Highlights" in each Prospectus, and "Independent Auditors" in the Statements of Additional Information, all of which is a part of such Registration Statement.




Deloitte & Touche LLP

Boston, Massachusetts
November 28, 2003